Exhibit 10.3

                              SETTLEMENT AGREEMENT

      This settlement agreement is entered into this 6th day of November, 2001 by and between EP MedSystems, Inc. ("EP Med") and EchoCath, Inc. ("EchoCath").

      WHEREAS, on or about February 27, 1997, EP Med entered into various agreements with EchoCath, including an exclusive license agreement, a purchase agreement and a subscription agreement (collectively, the "Agreements"); and

      WHEREAS, on or about October 7, 1997, EP Med filed a litigation against EchoCath in the United States District Court for the District of New Jersey, Docket No. 97-4926 (AJL) (the "Litigation"), asserting various allegations against EchoCath in connection with the Agreements; and

      WHEREAS, on or about December 7, 1997, EchoCath answered the complaint, denying the allegations and asserted a counterclaim against EP Med, which counterclaim was subsequently denied by EP Med; and

      WHEREAS, the parties are desirous of resolving their disputes amicably without the acknowledgement or admission of liability by any party;

      NOW, THEREFORE, in consideration of the mutual agreements contained herein, and for other good and valuable consideration, the adequacy and sufficiency of which all are hereby acknowledged by the parties;

      IT IS agreed by and between the parties as follows:

      1. Within fifteen (15) days of the execution of this Agreement, EchoCath shall pay to EP Med the sum of thirty thousand ($30,000.00) dollars.

      2. EP Med hereby waives any rights to receive from EchoCath any dividends due and owing to EP Med as of the date of this Agreement, or which may

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            become due and owing to EP Med incident to EP Med's ownership of
            Series B Cumulative Convertible Preferred Stock in EchoCath (the "Preferred Stock").

      3. EchoCath hereby waives its right to receive from EP Med minimum royalty payments which EchoCath claims to be due and owing to EchoCath, or which may become due and owing to EchoCath pursuant to the license agreement between the parties dated February 27, 1997 (the "License Agreement").

      4. Upon execution of this Agreement, and in accordance with the Certificate of Designation under which said shares were issued, EP Med shall convert all of its shares of Preferred Stock of EchoCath which it currently owns into 300,000 shares of unrestricted EchoCath Class A common stock, and, subsequent to conversation, shall receive any dividends or distributions which other shareholders of EchoCath Class A common stock may receive.

      5. Upon execution of this Agreement, EchoCath shall grant EP Med warrants to purchase, at the Exercise Price, one hundred and fifty thousand (150,000) shares of EchoCath Class A common stock (above and beyond the shares set forth in paragraph 4 of this Agreement). The Exercise Price for the Warrant shall be the Fair Market Value of a share of the Common Stock on the date of the Settlement Agreement. The Fair Market Value of the Common Stock on the date of the Settlement Agreement means the


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            average of the daily closing prices for the five (5) consecutive trading days before the date of the Settlement Agreement excluding any trades which are not bona fide arm's length transactions. The closing price for each day shall be the mean between the closing high bid and low asked quotations of the Common Stock in the over-the-counter market as shown by the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices then in common use, if so quoted, (ii) if not quoted as described in clause (i), the mean between the closing high bid and low asked quotations for the Common Stock as reported by the National Quotations Bureau Incorporated for any similar successor organization, or (iii) if the Common Stock is listed or admitted for trading on any national securities exchange, the last sale price, regular way, or the mean of the closing bid and asked prices thereof if no such sale occurred, in each case as officially reported on the principal securities exchange on which the Common Stock is listed. Said warrants must be exercised within five (5) years of the date of this Agreement, subsequent to which the warrants shall be null and void. EP Med shall be entitled to cashless exercise of the warrants during the term of these warrants. The warrants shall be in the form annexed hereto as Exhibit A.

      6. All agreements, except this Agreement, between EP Med and EchoCath, including but not limited to the License Agreement and associated purchase and distribution agreements between the parties dated February


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

            27, 1997, are hereby terminated, and no party shall have any further claims or rights against the other relating directly or indirectly to any such agreement.

      7. EP Med and its affiliates, as defined in the License Agreement, are hereby granted by EchoCath a paid-up worldwide non-exclusive, non-assignable and non-transferable (except as set forth below as to the amendment to Section 13.8 of the License Agreement) license on the use of EchoMark(R), EchoEye(R)and ColorMark(R)patents and technology, in the Field of Use of the Terminated License. "Field of Use" shall include the application of the EchoMark(R), EchoEye(R)and ColorMark(R)patents and technology as it applies to any and all systems and products which are designed and/or manufactured for electrophysiology applications, to include but not limited to mapping, ablation and internal cardioversion. The Field of Use specifically excludes permanent implantable pulse generators. EP Med shall pay to EchoCath, from the date of this Agreement, a royalty equal to two percent (2%) of Net Sales of any product made, used or sold coming within the scope of the Field of Use, as defined in this Agreement. For purposes of this Agreement, "Net Sales" shall have the same meaning as set forth in paragraph 1.11 of the License Agreement, which paragraph is hereby incorporated by reference as if more fully set forth herein. EP Med shall not have to pay to EchoCath any minimum royalty on the sale of EchoMark(R), EchoEye(R)and ColorMark(R)products, but only such earned royalties as are set forth in this Agreement. ED Med shall keep full and


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            accurate records showing the quantity and nature of
            EchoMark(R)products sold by it, in accordance with paragraph 4.1 of the License Agreement, and shall pay said royalties in accordance with paragraph 4.2 of the License Agreement, both paragraphs 4.1 and
            4.2 being hereby incorporated by reference as if more fully set forth herein. EchoCath covenants that it will pay all patent maintenance fees as they become due with respect to the EchoMark(R), EchoEye(R)and ColorMark(R)patents. To the extent EchoCath should fail to pay such patent maintenance fees as they become due, EchoCath will notify EP Med, and EP Med is authorized by EchoCath to pay such patent maintenance fees and any surcharges thereon. If EchoCath does not reimburse EP Med, EP Med will be entitled to reduce its obligation to pay such 2% royalty by the amount of such patent maintenance fees and any surcharges. In addition, Section 7.2 (relating to improvements), article 9 (relating to infringement), article 10 (relating to representations, warranties and indemnification), article 11 (relating to limitation of liability), article 12 (relating to term and termination) and article 13 (miscellaneous provisions) of the License Agreement are all hereby incorporated by reference as if more fully set forth herein. Section
            13.8 of the License Agreement is hereby amended only to add that EP Med shall also be entitled to assign its rights and obligations under this Agreement, without the consent of the other party, in the event of a sale to a non-affiliate of a product line or a product thereof which incorporates (or could incorporate) or otherwise uses the


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

            EchoMark(R), EchoEye(R)and ColorMark(R)patents and technology in the Field of Use, provide such non-affiliate assumes the obligation to pay such 2% royalty hereunder with respect thereto. Except as herein amended, Section 13.8 of the License Agreement is hereby incorporated by reference in its totality as if more fully set forth herein.

      8. The Litigation shall be dismissed with prejudice, with each side to bear its own costs and legal fees. The parties shall execute a stipulation of dismissal in the form annexed hereto as Exhibit B, and shall file said stipulation with the court.

      9. Except as otherwise set forth in this Agreement, EP Med, its directors, officers, parents, affiliates, successors and assigns, hereby release EchoCath and EchoCath's directors, officers, shareholders, employees, agents, attorneys, insurers, parents, affiliates, successors and assigns, from any and all claims, demands and causes of actions, which EP Med has or ever had against EchoCath and/or EchoCath's directors, officers, shareholders, employees, agents, attorneys, insurers, parents, affiliates, successors and assigns, including but not limited to claims alleged or which could have been alleged in the Litigation.

      10. Except as otherwise set forth in this Agreement, EchoCath, its directors, officers, parents, affiliates, successors and assigns, hereby release EP Med and EP Med's directors, officers, shareholders, employees, agents, attorneys, insurers, parents, affiliates, successors and assigns, from any


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

            and all claims, demands and causes of actions, which EchoCath has or ever had against EP Med and/or EP Med's directors, officers, shareholders, employees, agents, attorneys, insurers, parents, affiliates, successors and assigns, including but not limited to claims alleged or which could have been alleged in the Litigation.

      11. The parties agree that any dispute between them, including but not limited to claims as to the construction and/or interpretation of this Agreement, shall be resolved at an arbitration to be held in Somerset, New Jersey before a neutral arbitrator to be selected in accordance with the rules of the American Arbitration Associates governing Commercial Disputes. The parties agree that the decision of the arbitrator shall be final and binding upon the parties without the need for a judicial order and/or judgment.

      12. The parties represent to each other that they have the power and authority to enter into this agreement, and that each signator to this Agreement is duly authorized to enter into this Agreement and to bind the party on whose behalf the signator is signing.

      13. This Agreement shall be construed and interpreted in accordance with the laws of the State of New Jersey, irrespective of New Jersey's conflict of laws provisions.

      14. This Agreement shall be considered as the product of negotiation between the parties and having been drafted by both of the parties.


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      15.   The parties to this Agreement acknowledge and represent that each of them has been represented by competent counsel of its choice during the negotiation and execution of this Agreement, and that each of the parties has had an adequate opportunity to review and understand all of the provisions of this Agreement.

      16. This Agreement is the full and complete agreement between the parties and all other agreements, whether oral or written, are hereby superseded, except as expressly set forth herein. This Agreement may be modified only by a subsequent writing signed by all parties to this Agreement.

Attested to                               EP MEDSYSTEMS, INC.

/s/Sandra Mancuso                         By:/s/ David A. Jenkins
------------------                           ----------------------------
                                             DAVID JENKINS, PRESIDENT


Attested to                               ECHOCATH, INC.

/s/ L.B. Hotchkins                        By:/s/ Frank DeBernardis
------------------                           ----------------------------
                                             FRANK DEBERNARDIS, PRESIDENT


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